EXHIBIT 99.1

55 Union Boulevard, P.O. Box 269, Totowa, NJ 07511-0269
(973) 942-1111 Fax (973) 942-9816
www.greatercommunity.com

Greater Community Bancorp Reports Third Quarter 2006 EPS of $0.29

TOTOWA, NJ—October 18, 2006—Greater Community Bancorp (Nasdaq: GFLS) today reported net income for the third quarter of 2006 of $2.4 million, an increase of 5.9% from the $2.3 million reported for the third quarter of 2005. Diluted earnings per share were $0.29, increasing 7.4% from the $0.27 per share reported for the prior-year third quarter. For the first nine months of 2006, net income was $7.0 million, an increase of 5.1% over the $6.6 million reported for the first nine months of 2005. Diluted earnings per share were $0.83 for the nine months, increasing $0.02 per share from the prior-year period.

Anthony M. Bruno, Jr., Chairman, President and CEO of Greater Community Bancorp, commented, "A challenging interest rate environment continued through the third quarter of 2006 and a flattened-to-inverted yield curve has made the acquisition of deposits more competitive and more costly. This had an adverse effect on our net interest margin in the third quarter. Nonetheless, the Company’s quarterly performance demonstrates that while focused on continued growth, we have maintained sound asset quality and controlled our non-interest expenses in an effort to position the Company going forward. In particular, non-interest expense growth for the third quarter and first nine months of 2006 has been contained, demonstrating improving efficiency in our operations and cost savings resulting from the internal mergers of our bank subsidiaries that were consummated at year-end 2005”.

For the quarter, net interest income was $7.8 million, decreasing 6.8% from the third quarter of 2005 primarily from increased deposit interest expense. The cost of interest-bearing liabilities increased 97 basis points for quarter versus the same quarter a year ago, whereas the yield on earning assets increased 47 basis points. The resulting net interest rate spread decrease of 50 basis points was the primary reason for the net interest margin decline to 3.74% for the quarter compared with 4.06% for the same quarter a year ago. Non-interest income for the quarter was $1.6 million, increasing $0.2 million from the third quarter of 2005. The current-year quarter included gains on sales of investment securities of $0.1 million. Excluding securities gains, third quarter 2006 non-interest income increased $0.1 million or 7.1% over the prior year same quarter. Non-interest expense totaled $5.6 million for the third quarter of 2006, decreasing $0.4 million or 6.9% from the prior-year third quarter. For the nine months, non-interest expense declined $0.1 million from the same period in 2005.

Non-performing assets at September 30, 2006 were $1.5 million, the lowest level in at least five years. Non-performing assets constituted 0.16% of total assets, down from 0.32% twelve months ago. The allowance for loan and lease losses was 1.40% of period-end loans and leases compared with 1.42% a year ago.

At September 30, 2006, total assets were $899.0 million, decreasing 2.0% from the prior year quarter-end. Average assets grew $7.9 million for the quarterly period year over year. Average loans and leases increased $43.8 million, and average deposits increased $13.0 million.

In September, the Board of Directors declared a $0.14 per share quarterly cash dividend, which represents an annualized cash dividend of $0.56 per share. Shareholders' equity totaled $69.2 million at September 30, 2006, up 10.3% from twelve months ago.

About the Company

Greater Community Bancorp is a financial holding company headquartered in Totowa, New Jersey. The Company operates fifteen full-service branches in the northern New Jersey counties of Bergen, Passaic and Morris through its state-chartered commercial bank subsidiary, Greater Community Bank. Greater Community Bank provides traditional commercial and retail banking services to small businesses and consumers, and operates an equipment leasing and financing subsidiary, Highland Capital Corp. Greater Community Financial, a division of Greater Community Bank, provides a wide range of investment products and services exclusively through Raymond James Financial Services, Inc., member NASD/SIPC. (Securities are not FDIC insured or bank- guaranteed, and are subject to risk and may lose value). The Company also offers traditional insurance products, title insurance and settlement services and personal income tax return preparation services through its various operating subsidiaries.

Forward-Looking Statements

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operation, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, change in economic climate, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company's business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

CONTACT at Greater Community Bancorp:
Anthony M. Bruno, Jr.
973-942-1111 x 1001
anthony.bruno@greatercommunity.com

SOURCE: Greater Community Bancorp

Greater Community Bancorp
Consolidated Balance Sheets
(dollars in thousands, except per share data, unaudited)

	September 30,
	2006	2005
ASSETS
CASH AND DUE FROM BANKS - Non interest-bearing	$20,968	$29,250
FEDERAL FUNDS SOLD	12,000	42,300
Total cash and cash equivalents	32,968	71,550
DUE FROM BANKS - Interest-bearing	6,965	12,178
INVESTMENT SECURITIES - Available-for-sale	67,810	88,643
INVESTMENT SECURITIES - Held-to-maturity (aggregate fair values of
$47,011 and $43,132 at September 30, 2006 and 2005, respectively)	47,303	43,484
Total investment securities	115,113	132,127
LOANS AND LEASES, net of unearned income	699,532	657,489
Less: Allowance for loan and lease losses	(9,828)	(9,318)
Net loans and leases	689,704	648,171
PREMISES AND EQUIPMENT, net	10,178	10,402
ACCRUED INTEREST RECEIVABLE	4,321	3,947
OTHER REAL ESTATE OWNED, net	549	849
BANK-OWNED LIFE INSURANCE	15,357	14,883
GOODWILL	11,574	11,574
OTHER ASSETS	12,241	12,083
TOTAL ASSETS	$898,970	$917,764

LIABILITIES AND SHAREHOLDERS' EQUITY
DEPOSITS:
Non interest-bearing	$157,387	$182,938
Interest-bearing checking	88,233	104,341
Money market	184,454	138,173
Savings	71,083	86,735
Time deposits less than $100	124,848	144,431
Time deposits $100 and over	81,769	66,970
Total deposits	707,774	723,588
SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE	10,175	9,425
FHLB ADVANCES	75,000	85,000
SUBORDINATED DEBENTURES	24,743	24,743
ACCRUED INTEREST PAYABLE	3,978	2,385
OTHER LIABILITIES	8,143	9,911
Total liabilities	829,813	855,052
SHAREHOLDERS' EQUITY:
Common stock, par value $0.50 per share: 20,000,000 shares authorized, 8,352,696 and
7,945,201 shares outstanding at September 30, 2006 and 2005, respectively	4,176	3,973
Additional paid-in capital	57,581	52,954
Retained earnings	6,564	5,043
Accumulated other comprehensive income	836	742
Total shareholders' equity	69,157	62,712
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$898,970	$917,764

Greater Community Bancorp
Consolidated Statements of Income
(in thousands, except per share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
INTEREST INCOME:
Loans and leases	$12,245	$11,029	$35,704	$30,860
Investment securities	1,353	1,393	4,109	4,133
Federal funds sold and deposits with banks	257	284	753	633
Total interest income	13,855	12,706	40,566	35,626

INTEREST EXPENSE:
Deposits	4,526	2,709	11,743	6,922
Short-term borrowings	1,060	1,166	3,191	3,502
Long-term borrowings	507	507	1,521	1,521
Total interest expense	6,093	4,382	16,455	11,945

NET INTEREST INCOME	7,762	8,324	24,111	23,681

PROVISION FOR LOAN AND LEASE LOSSES	177	260	491	700
Net interest income after provision for loan and lease losses	7,585	8,064	23,620	22,981

NON-INTEREST INCOME:
Service charges on deposit accounts	686	742	2,103	2,203
Commissions and fees	305	380	907	1,124
Loan fee income	223	114	505	383
Gain on sale of investment securities	137	-	165	640
Bank-owned life insurance	117	120	352	380
All other income	146	23	454	92
Total non-interest income	1,614	1,379	4,486	4,822

NON-INTEREST EXPENSE:
Salaries and employee benefits	3,204	3,380	10,512	10,154
Occupancy and equipment	907	941	2,742	2,814
Regulatory, professional and other fees	503	601	1,613	1,787
Computer services	201	251	644	707
Office expenses	252	288	781	881
Other operating expenses	566	592	1,520	1,603
Total non-interest expense	5,633	6,053	17,812	17,946

INCOME BEFORE PROVISION FOR INCOME TAXES	3,566	3,390	10,294	9,857
PROVISION FOR INCOME TAXES	1,164	1,122	3,316	3,215

NET INCOME	$2,402	$2,268	$6,978	$6,642

Weighted average shares outstanding - Basic	8,351	8,088	8,332	8,028
Weighted average shares outstanding - Diluted	8,383	8,265	8,365	8,206

Earnings per share - Basic	$0.29	$0.28	$0.84	$0.83
Earnings per share - Diluted	$0.29	$0.27	$0.83	$0.81

Greater Community Bancorp

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
SELECTED FINANCIAL DATA	2006	2005	2006	2005
(dollars in thousands, except per share data, unaudited)

Earnings
Net interest income	$7,762	$8,324	$24,111	$23,681
Provision for loan and lease losses	177	260	491	700
Non-interest income	1,614	1,379	4,486	4,822
Non-interest expense	5,633	6,053	17,812	17,946
Net income	2,402	2,268	6,978	6,642
Per Share Data[1]
Earnings per share - basic	$0.29	$0.28	$0.84	$0.83
Earnings per share - diluted	0.29	0.27	0.83	0.81
Book value per share	8.28	7.71	8.28	7.71
Cash dividend declared	0.14	0.13	0.40	0.37
Performance Ratios
Return on average assets	1.06%	1.01%	1.05%	1.03%
Return on average equity	14.05%	14.54%	13.92%	14.66%
Net interest margin (tax equivalent basis)	3.74%	4.06%	3.95%	4.01%
Efficiency ratio	60.97%	62.38%	62.65%	64.41%

	As of September 30,
SELECTED BALANCE SHEET DATA & RATIOS	2006	2005
(dollars in thousands, unaudited)

Period-end Balances
Total assets	$898,970	$917,764
Total loans and leases, net of unearned income	699,532	657,489
Total deposits	707,774	723,588
Total shareholders' equity	69,157	62,712
Capital & Liquidity
Shareholders' equity/ total assets	7.69%	6.83%
Average loans and leases/ average deposits	97.92%	93.46%
Asset Quality
Net loan and lease charge-offs/ average loans and leases	0.03%	0.05%
Nonperforming assets + 90 days past due/ total assets	0.16%	0.32%
Allowance for loan and lease losses/ total loans and leases	1.40%	1.42%

[1] Adjusted retroactively for stock dividends.